Exhibit (D)(4)

Execution

TENDER AND VOTING AGREEMENT

THIS TENDER AND VOTING AGREEMENT (this “Agreement”) dated as of December 20, 2012, among Bishop Infrastructure II Acquisition Company, Inc., a Delaware corporation (“Parent”); Bishop Infrastructure III Acquisition Company, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”); WESTWAY GROUP, INC., a Delaware corporation (the “Company”) (only with respect to Section 7 and Section 11 hereof and as a third-party beneficiary of Section 4(f)); and Francis P. Jenkins, Jr. (“Stockholder”).

RECITALS

WHEREAS, concurrently herewith, Parent, Merger Sub and the Company are entering into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”).

WHEREAS, on the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub has agreed to commence an offer to purchase all of the issued and outstanding shares of Company Common Stock and Company Preferred Stock, including all of the issued and outstanding Shares Beneficially Owned by Stockholder.

WHEREAS, as a condition and material inducement to entering into the Merger Agreement, Parent and Merger Sub have required that Stockholder agree, and Stockholder has agreed, to enter into this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing, the parties to this Agreement, intending to be legally bound hereby, agree as follows:

Section 1. Definitions. For purposes of this Agreement:

(a) “Beneficially Own” or “Beneficial Ownership” with respect to any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a “group” within the meaning of Section 13(d)(3) of the Exchange Act and Rule 13d-5(b)(1) under the Exchange Act.

(b) Capitalized terms used and not defined herein and defined in the Merger Agreement have the respective meanings ascribed to such terms in the Merger Agreement notwithstanding any termination of the Merger Agreement.

Section 2. Tender of Shares.

(a) Stockholder shall validly tender or cause to be tendered to Merger Sub pursuant to and in accordance with the terms of the Offer, not later than the tenth Business Day after commencement of the Offer pursuant to Section 1 of the Merger Agreement and Rule 14d-2 under the Exchange Act, the number of outstanding shares of Company Common Stock and Company Preferred Stock Beneficially Owned by it, all of which, for the avoidance of doubt as of the date hereof, are listed on the signature page hereto (the “Existing Shares”), and not to withdraw the Existing Shares, or cause the Existing Shares to be withdrawn, from the Offer at any time (except following the termination or expiration of the Offer without Merger Sub purchasing all shares of Company Common Stock and Company Preferred Stock tendered pursuant to the Offer in accordance with its terms). If Stockholder acquires Beneficial Ownership of any outstanding shares of Company Common Stock or Company Preferred Stock after the date hereof, whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution or otherwise (together with the Existing Shares, the “Shares”; provided, that, solely for purposes of this Section 2(a), the term “Shares” shall not include any shares of Company Common Stock or Company Preferred Stock that are subject of a restricted stock award if such shares are unvested or are subject to repurchase option, risk of forfeiture or other condition on title or ownership under any applicable restricted stock purchase agreement or other Contract with the Company), Stockholder shall validly tender such Shares or cause such Shares to be tendered to Merger Sub pursuant to and in accordance with the Offer, not later than the tenth Business Day after commencement of the Offer pursuant to Section 1 of the Merger Agreement and Rule 14d-2 of the Exchange Act or, if acquired later than such time, on or before the second (2nd) Business Day after such acquisition, but in any event prior to the Initial Expiration Time, and not withdraw such Shares, or cause such Shares to be withdrawn, from the Offer at any time (except following the termination or expiration of the Offer without Merger Sub purchasing all shares of Company Common Stock and Company Preferred Stock tendered pursuant to the Offer in accordance with its terms). Notwithstanding the foregoing, Stockholder may decline to tender, or may withdraw, any and all of the Stockholder’s Shares if, without the consent of Stockholder, Merger Sub amends the Offer to (i) reduce the Offer Price, (ii) reduce the number of shares of Company Common Stock or Company Preferred Stock subject to the Offer, (iii) change the form of consideration payable in the Offer or (iv) amend or modify any term or condition of the Offer or the Merger Agreement in a manner adverse to Stockholder (other than to waive any condition other than the Minimum Condition). Stockholder shall give Merger Sub at least two Business Days’ prior notice of any withdrawal of its Shares permitted under this clause (a) (or such shorter time as may be necessary in order to permit Stockholder to validly exercise its withdrawal rights hereunder).

(b) Stockholder hereby acknowledges and agrees that the obligation of Merger Sub to accept for payment and pay for any Shares in the Offer, including the Shares Beneficially Owned by Stockholder, shall be subject to the terms and conditions of the Merger Agreement and the Offer.

(c) Stockholder hereby agrees to permit Parent and Merger Sub to publish and disclose in the Offer Documents, in any Statement on Schedule 13D or 13G, in any other documents filed with the SEC or any other Governmental Entity, to the extent that Parent reasonably determines such document is required to be disclosed by applicable Laws, and, if the approval of the Company’s stockholders is required under applicable Laws, in the Company Proxy Statement (including all documents and schedules filed with the SEC) and, in each case, in any amendments thereto, its identity and ownership of Company Common Stock and Company Preferred Stock and the nature of its obligations, commitments, arrangements and understandings under this Agreement, the Subsidiary Transfer Agreement and the other agreements and instruments contemplated thereby. Parent, Merger Sub and the Company each hereby agrees to permit Stockholder to publish and disclose its identity, the nature of its obligations, commitments, arrangements and understandings under this Agreement and any other information, in each case that Stockholder reasonably determines is required to be disclosed by applicable Laws (including in any Statement on Schedule 13D or 13G or amendments thereto). Stockholder shall not issue any press release or make any other public statement with respect to Parent, Merger Sub, the Company or this Agreement, the Merger Agreement or the Subsidiary Transfer Agreement, or the transactions contemplated hereby or thereby, except (i) as expressly permitted under the Subsidiary Transfer Agreement or (ii) as may otherwise be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity.

Section 3. Provisions Concerning Company Common Stock.

(a) Except as otherwise agreed to in writing by Parent in advance, during the term of this Agreement, the Stockholder irrevocably agrees to vote (or cause to be voted) the Shares, whether issued, heretofore owned or hereafter acquired, at any meeting of the holders of Company Common Stock (the “Common Stockholders”) or of the holders of the Company Preferred Stock (the “Preferred Stockholders”), however called, or in connection with any written consent of the Common Stockholders or the Preferred Stockholders: (i) in favor of the adoption of the Merger Agreement and the approval of the terms thereof, the approval of the Merger and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof; and (ii) against the following actions, agreements or transactions (other than the Merger, the transactions contemplated by the Merger Agreement, the Subsidiary Transfer Agreement and the Subsidiary Transfer ): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its Subsidiaries (including any Takeover Proposal), (B) a sale, lease or transfer of a material amount of assets of the Company or any of its Subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or any of its Subsidiaries, (C) (1) any change in a majority of the persons who constitute the Company Board, (2) any change in the present capitalization of the Company or any amendment of the Charter Documents of the Company, (3) any other material change in the Company’s corporate structure or business, or (4) any other action requiring the approval of the Common Stockholders or the Preferred Stockholders which, in the case of each of the matters referred to in clauses (C) (1), (2) or (3), is intended or could reasonably be expected to impede, interfere with, delay, postpone, discourage, frustrate the purpose of or adversely affect the Merger or the other transactions contemplated by this Agreement and the Merger Agreement. Stockholder shall not enter into any Contract with any Person, the effect of which would reasonably be expected to be inconsistent with or violative of the provisions and agreements contained in this Agreement.

(b) Stockholder hereby irrevocably appoints Parent and each of its executive officers, in their capacities as officers of Parent, and any of them (the “Grantees”), as Stockholder’s proxy and attorney-in-fact (with full power of substitution and re-substitution), for and in the name, place and stead of Stockholder, to vote the Shares or grant a consent or approval or dissent or disapproval in respect of such Shares in accordance with the express provisions of Section 3(a) hereof and in the discretion of the Grantees on any adjournment proposal as shall properly be presented at any meeting of stockholders of the Company at which any of the matters expressly described in Section 3(a) hereof is to be considered and at any adjournment or postponement thereof. Stockholder represents that any proxies granting the authority to vote heretofore given in respect of the Shares that may still be in effect are not irrevocable, and such proxies are hereby revoked. Stockholder hereby affirms that the irrevocable proxy set forth in this Section 3(b) is given in connection with the execution of the Merger Agreement, that such irrevocable proxy is given to secure the performance of the duties of Stockholder under this Agreement and that such irrevocable proxy is coupled with an interest and may under no circumstances be revoked prior to termination of this Agreement in accordance with Section 8. Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the DGCL. Notwithstanding this Section 3(b), the proxy granted by Stockholder shall be revoked upon termination of this Agreement in accordance with its terms. The Grantees may not exercise this irrevocable proxy on any other matter except as expressly provided above. Stockholder shall retain at all times the right to vote the Shares in Stockholder’s sole discretion and without any other limitation on all matters other than those expressly set forth in Section 3(a) that are at any time or from time to time presented for consideration to the Company’s stockholders generally. Parent may terminate this proxy with respect to Stockholder at any time at its sole election by written notice provided to Stockholder. If Stockholder is not the record owner of all the Shares, the Stockholder shall so indicate on the signature page hereto (naming such record owner) and shall cause the record owner thereof to agree to the provisions of Section 2 and 3(a) of this Agreement with respect to such Shares, and to execute and grant an irrevocable proxy conforming to the above provisions of this Section 3(b).

(c) For the avoidance of doubt, to the extent that an Affiliate of Stockholder serves on the Company Board or as an officer of the Company, nothing contained in this Agreement shall in any way restrict or limit such Affiliate of Stockholder serving on the Company Board or as an officer of the Company from taking (or omitting to take) any action in his or her capacity as a director or officer of the Company or otherwise fulfilling his or her fiduciary obligations as a director or officer of the Company.

Section 4. Other Covenants, Representations and Warranties. Stockholder hereby represents, warrants, covenants and agrees as follows:

(a) Ownership of Shares. As of the date hereof and as of all times thereafter during the term of Agreement: Stockholder is either (i) the sole and exclusive record and

Beneficial Owner of, or (ii) the Beneficial Owner but not the record holder of the Shares set forth on the signature page hereto, and the Existing Shares set forth on the signature page hereto constitute all of the outstanding securities of the Company owned of record or Beneficially Owned by Stockholder. Stockholder is party to a Stock Escrow Agreement, dated May 28, 2009, by and among the Company, Stockholder, Shermen WSC Holding LLC and Continental Stock Transfer & Trust Company (as amended, the “Stock Escrow Agreement”), pursuant to which certain of the shares of Company Class A Common Stock owned by Stockholder are held in escrow, which shares will be released from escrow in connection with the transactions contemplated hereby. Stockholder (i) has good, valid and marketable title to the Existing Shares, subject to the restrictions of the Stock Escrow Agreement, and (ii) after release of the shares of Company Common Stock pursuant to the Stock Escrow Agreement, immediately prior to the transfer of Shares to Merger Sub in the Offer, will have good, valid and marketable title to the Shares, in each case, free and clear of all Liens (other than Liens created by the Merger Agreement or this Agreement and other than restrictions on transfer under applicable securities Laws). Without limiting the foregoing and subject to the terms of the Stock Escrow Agreement, Stockholder has sole and exclusive voting power and sole power to issue instructions with respect to the matters set forth in Section 2 and Section 3 hereof, sole and exclusive power of disposition, power of conversion, power to demand appraisal rights and power to enter into and perform all of its obligations under this Agreement, in each case, with respect to all of the Existing Shares set forth on the signature page hereto, with no limitations, qualifications or restrictions on such rights.

(b) Power; Binding Agreement. Stockholder has the full legal capacity, power and authority to enter into and perform all of Stockholder’s obligations under this Agreement, which entry and performance have been duly authorized and no further action is required. The execution, delivery and performance of this Agreement by Stockholder will not violate any other agreement to which Stockholder is a party, including any voting agreement, stockholders agreement or voting trust. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and other Laws relating to creditors’ rights and to general principles of equity. There is no other Person whose consent is required for the execution and delivery of this Agreement or the consummation by Stockholder of the transactions contemplated hereby.

(c) No Conflicts. Except for filings under the HSR Act or any other Antitrust Laws, or as required under federal or state securities Laws, if applicable, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution of this Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated hereby, and (ii) none of the execution and delivery of this Agreement by Stockholder, the consummation by Stockholder of the transactions contemplated hereby or compliance by Stockholder with any of the provisions hereof shall (A) conflict with or result in any breach of any applicable organizational documents of Stockholder, (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any Contract or other instrument or obligation of any kind to which Stockholder is a party or by which Stockholder or any of Stockholder’s properties or assets may be bound, or (C) violate any Laws or Permits applicable to Stockholder or any of Stockholder’s properties or assets.

(d) No Liens. Except for Liens created in connection with the transactions contemplated by Section 2 and Section 3 hereof and except for Liens created in connection with the Stock Escrow Agreement, Stockholder’s Shares and any certificates representing such Shares are now, and at all times during the term of this Agreement will be, held by Stockholder, or by a nominee or custodian for the benefit of Stockholder, free and clear of all Liens, proxies, voting trusts or agreements, understandings or arrangements, except for any such Liens, proxies, voting trusts or agreements, understandings or arrangements arising hereunder.

(e) No Finder’s Fees. No broker, investment banker, financial adviser or other Person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission from Parent, Merger Sub or the Company or its Subsidiaries in connection with the transactions contemplated by the Merger Agreement, by the Subsidiary Transfer Agreement or by this Agreement (or in connection with the transactions contemplated thereby or hereby) based upon arrangements made by Stockholder in its capacity as a Stockholder.

(f) No Solicitation. Except with respect to the transactions contemplated by the Subsidiary Transfer Agreement, Stockholder shall not (i) initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes a Takeover Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding a Takeover Proposal, or provide any non-public information or data to any Person relating to the Company or any of its Subsidiaries or afford to any Person access to the business, properties, assets or personnel of the Company or any of its Subsidiaries or (iii) enter into any Company Acquisition Agreement; provided, however, that any Stockholder or affiliate of a Stockholder that is a member of the Company Board may take any such action, solely in its capacity as a director of the Company, under the foregoing clauses (i) through (iii) if and to the extent that the Company would be permitted to take such action under Section 6.04 of the Merger Agreement. If Stockholder receives any such inquiry, offer or proposal, then Stockholder shall promptly advise the Company of the existence thereof. Stockholder will immediately cease any existing discussions or negotiations with any Person (other than Parent and its Affiliates) conducted by Stockholder heretofore with respect to any Takeover Proposal.

(g) Restrictions on Transfer, Proxies and Non-interference. Except as applicable in connection with the transactions contemplated by Section 2 hereof, Stockholder shall not, directly or indirectly: (i) except (A) as contemplated by this Agreement and (B) for transfers to Stockholder’s family or trusts established for the benefit of members of Stockholder’s family (provided that the transferee of such shares agrees in writing to be bound by the terms hereof in form and substance satisfactory to Parent), offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any Contract or other arrangement or understanding with respect to, or consent to the offer for sale, sale, transfer, trade, pledge, encumbrance, assignment or other disposition of, any or all of the Shares or any interest therein; (ii) except as contemplated by this Agreement, grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or (iii) take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling Stockholder from performing Stockholder’s obligations under this Agreement.

(h) Waiver of Appraisal Rights. STOCKHOLDER HEREBY WAIVES ANY RIGHTS OF APPRAISAL IN CONNECTION WITH, OR RIGHTS TO DISSENT FROM, THE MERGER THAT STOCKHOLDER MAY HAVE.

(i) Reliance on Agreement. Stockholder understands and acknowledges that Parent is entering into, and causing Merger Sub to enter into, the Merger Agreement in reliance upon Stockholder’s execution and delivery of this Agreement and acknowledges that this Agreement is granted in consideration for the execution and delivery of the Merger Agreement by Parent and Merger Sub.

(j) Absence of Litigation. As of the date hereof, there is no Legal Action pending against, or, to the knowledge of Stockholder, threatened against or otherwise affecting, Stockholder or any of its properties or assets (including such Stockholder’s Shares) that could reasonably be expected to impair in any material respect the ability of Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(k) STOCKHOLDER HEREBY COVENANTS AND AGREES THAT IT WILL NOT FILE, INITIATE, JOIN, ENCOURAGE OR ASSIST ANY OTHER PERSON IN FILING, INITIATING, JOINING OR MAINTAINING ANY TRANSACTION LITIGATION (DIRECTLY OR INDIRECTLY) AGAINST (A) THE COMPANY OR ANY OF ITS SUBSIDIARIES OR AGAINST PARENT OR ITS SUBSIDIARIES OR AFFILIATES (INCLUDING, IN EACH CASE, THEIR RESPECTIVE OFFICERS AND DIRECTORS), OR (B) ANY OTHER PERSON, IN THE CASE OF THIS CLAUSE (B), SOLELY TO THE EXTENT IT IS REASONABLY LIKELY THAT ANY SUCH TRANSACTION LITIGATION COULD RESULT IN EITHER A LEGAL ACTION OR A CLAIM FOR INDEMNIFICATION, CONTRIBUTION OR REIMBURSEMENT (WHETHER BY CONTRACT OR OTHERWISE) AGAINST ANY OF THE PERSONS REFERRED TO IN CLAUSE (A). IN THE EVENT ANY SUCH LITIGATION IS FILED ON A CLASS BASIS, STOCKHOLDER AGREES TO OPT OUT OF THE CLASS AT THE EARLIEST POSSIBLE POINT. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, THE COVENANT NOT TO SUE IN THIS SECTION 4(K) SHALL NOT APPLY TO ANY LEGAL ACTION OR DISPUTE ARISING OUT OF OR RELATING TO (1) THIS AGREEMENT, (2) ANY BREACH OF THE MERGER AGREEMENT OR THE SUBSIDIARY TRANSFER AGREEMENT, (3) ANY OTHER AGREEMENTS WHERE STOCKHOLDER IS A PARTY, (4) ANY LEGAL ACTION FILED OR INITIATED AGAINST STOCKHOLDER, WHICH LEGAL ACTION INCLUDES CLAIMS OR ALLEGATIONS OF FRAUD OR INTENTIONAL MISCONDUCT BY ANY OF THE PERSONS REFERRED TO IN CLAUSE (A) OF THE FIRST SENTENCE OF THIS SECTION AND (5) ANY LEGAL ACTION BY STOCKHOLDER FOR INDEMNIFICATION, CONTRIBUTION, REIMBURSEMENT OF

EXPENSES OR SIMILAR CLAIMS (A) PURSUANT TO APPLICABLE LAW, (B) UNDER THE CHARTER, BYLAWS OR SIMILAR DOCUMENTS OF ANY PERSON, (C) UNDER ANY INSURANCE POLICIES OR INDEMNIFICATION AGREEMENTS OR (D) AS A THIRD PARTY BENEFICIARY UNDER THE MERGER AGREEMENT.

(l) Consent and Approval. Stockholder hereby consents to and approves the actions taken by the Company, the Company Board and the Special Committee in connection with the approval of the Merger Agreement and the Subsidiary Transfer Agreement, and the transactions contemplated thereby.

(m) Further Efforts. Stockholder shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with other Persons in doing, all things necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement in the most expeditious manner practicable.

Section 5. Parent and Merger Sub Representations, Warranties and Covenants. As of the date of this Agreement, Parent and Merger Sub each hereby represent and warrant as follows:

(a) Power; Binding Agreement. Parent and Merger Sub each is a Delaware corporation duly organized and validly existing under the laws of the State of Delaware. Parent and Merger Sub each have the full legal capacity, power and authority to enter into and perform all of Parent’s and Merger Sub’s respective obligations under this Agreement. The execution, delivery and performance of this Agreement by Parent and Merger Sub will not violate any other agreement to which Parent or Merger Sub is a party. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and constitutes a valid and binding agreement of Parent and Merger Sub, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and other Laws relating to creditors’ rights and to general principles of equity.

(b) No Conflicts. Except for filings under the HSR Act or any other Antitrust Laws, if applicable, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution of this Agreement by Parent and Merger Sub and the consummation by Parent or Merger Sub of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by Parent and Merger Sub, the consummation by Parent and Merger Sub of the transactions contemplated hereby or compliance by Parent and Merger Sub with any of the provisions hereof shall (A) conflict with or result in a breach of any applicable organizational documents of Parent or Merger Sub, (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any Contract or other instrument or obligation of any kind to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective material properties or assets may be bound, or (C) violate any Laws or Permits applicable to Parent or Merger Sub or any of Parent’s or Merger Sub’s respective material properties or assets.

(c) Warrants. Stockholder owns the Warrants to acquire Class A Common Stock listed on the signature page hereto. Parent and Merger Sub agree that none of Parent, Merger Sub or any of their respective subsidiaries or affiliates (including for this purpose, after the Merger, the Company) will take any position on any tax return filed by Parent, Merger Sub or any of their respective subsidiaries or affiliates, or in any other communication with a taxing authority, that any of them are entitled to a deduction for tax purposes in respect of the issuance or purchase of such Warrants, either on the basis that such Warrants were issued to or purchased by the Stockholder in connection with services rendered or on any other basis. Parent and Merger Sub understand that this covenant is an integral provision of this Agreement and Stockholder would not enter into this Agreement without this covenant, and agree to indemnify and hold harmless Stockholder for any losses, liabilities, claims, damages, costs and expenses (including reasonably attorneys’ fees) for any breach of this Section 5(c).

Section 6. Additional Tender and Voting Agreements.

(a) No Tender and Voting Agreement entered into by and among Buyer, Parent and any other stockholder of the Company in connection with the Merger Agreement shall include terms more favorable to such stockholder than those contained herein.

(b) Merger Sub and Parent shall not grant any exception or waiver to any stockholder under any Tender and Voting Agreement entered into in connection with the Merger Agreement.

Section 7. No Transfer Requests. Stockholder covenants and agrees that, except, for the valid tender of Shares to Merger Sub as contemplated by Section 2(a) hereof pursuant to and in accordance with the terms of the Offer, Stockholder shall not request that the Company, and the Company shall not, register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of Stockholder’s Shares, unless such transfer is made in compliance with this Agreement (including the provisions of Section 4(g) hereof). In the event of a stock dividend or distribution, or any change in the Company Common Stock or Company Preferred Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged. While this Agreement is in effect, Stockholder will notify Parent promptly (and in any event within two (2) Business Days after the acquisition thereof) if Stockholder acquires legal or Beneficial Ownership of any Shares after the date of this Agreement. Each stock certificate evidencing Shares that is issued in the name of Stockholder on or after the date of this Agreement shall bear a legend indicating that such Shares are subject to the terms of this Agreement and any transferee of the Shares evidenced by the stock certificate takes the Shares subject to the terms of this Agreement.

Section 8. Termination. The covenants and agreements contained herein shall terminate upon the earliest of (i) the Effective Time (except for Section 4(h) and Section 4(k) and Section 4(m), which shall continue in effect after the Effective Time), (ii) the mutual written agreement of Parent and Stockholder, (iii) the termination of the Offer prior to the

Offer Closing Date, (iv) the termination of the Merger Agreement in accordance with its terms, and (v) the occurrence of any of the events described in the penultimate sentence of Section 2(a) permitting Stockholder to decline to tender or withdraw its Shares; provided, however, that (i) nothing herein shall relieve any party from liability for any material breach of this Agreement prior to such termination and (ii) Section 3(c), this Section 8 and Section 11 shall survive any termination of this Agreement.

Section 9. Stockholder Capacity. No Affiliate of Stockholder who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his or her capacity as such director or officer. Stockholder is signing this Agreement solely in its capacity as the record and Beneficial Owner of Shares.

Section 10. Notices of Certain Events. Stockholder shall notify Parent of any development occurring after the date hereof that it becomes aware that causes, or that would reasonably be expected to cause, any breach of any of Stockholder’s representations or warranties in this Agreement that, as a result of such breach, would reasonably be expected to impair in any material respect the ability of Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

Section 11. Miscellaneous.

(a) Certain Events. Stockholder agrees that during the term of this Agreement, this Agreement and the obligations hereunder shall attach to Stockholder’s Shares and shall be binding upon any Person to which legal or Beneficial Ownership of such Shares shall pass, whether by operation of law or otherwise, including Stockholder’s heirs, guardians, administrators or successors. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations of the transferor (if any) under this Agreement.

(b) Amendments. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Parent, Merger Sub, Stockholder and, if creating or changing obligations of the Company, the Company.

(c) Remedies Cumulative; Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Laws, (i) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (ii) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

(d) Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement.

(e) Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties.

(f) Delivery by Facsimile or Email. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or by email with facsimile or scan attachment, shall be treated in all manner and respects as an original Contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto, each other party hereto shall re execute original forms thereof and deliver them to all other parties hereto. No party hereto shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or Contract was transmitted or communicated through the use of facsimile machine or by email with facsimile or scan attachment as a defense to the formation of a Contract, and each such party forever waives any such defense.

(g) Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

(h) Consent to Jurisdiction; Venue. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the Court of Chancery of the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in any state or federal court in the State of Delaware. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11(l) or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 11(h), (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by the applicable Laws, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum or (y) the venue of such suit, action or proceeding is improper.

(i) Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10(I).

(j) Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed; provided, however, that Parent and Merger Sub may, without the prior written consent of Stockholder or the Company, assign all or any portion of its rights under this Agreement to Parent or to one or more of Parent’s direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

(k) No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(l) Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (i) when delivered by hand (with written confirmation of receipt), (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (iii) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (iv) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11(l)):

If to Stockholder, to the address set forth on the signature pages hereto.

With a copy (which shall not constitute notice) to:

WESTWAY GROUP, INC.
365 Canal Street, Suite 2900 New Orleans, LA 70130
Attention:	Francis P. Jenkins, Jr.
Fax No.:	(504) 636-4316

If to Parent or Merger Sub:

Bishop Infrastructure II Acquisition Company, Inc.
Bishop Infrastructure III Acquisition Company, Inc. One North Lexington Avenue 11th Floor
White Plains, NY 10601
Attention:	Alex Darden
Fax No.:	(914) 428-0649

With a copy (which shall not constitute notice) to:

Freshfields Bruckhaus Deringer US LLP 601 Lexington Avenue 31st Floor
New York, NY 10022
Attention:	Matthew F. Herman, Esq.
Doug Bacon, Esq.
Fax No.:	(212) 277 4001

If to the Company:

WESTWAY GROUP, INC.
365 Canal Street, Suite 2900
New Orleans, LA 70130
Attention:	Chief Executive Officer
Fax No.:	(504) 636-4316

With a copy (which shall not constitute notice) to:

Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, PA 19104-2808
Attention:	Craig L. Godshall, Esq. Stephen M. Leitzell, Esq.
Fax No.:	(215) 994-2222

(m) Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(n) Enforcement. Stockholder acknowledges and agrees that Parent and Merger Sub may be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by Stockholder may not be adequately compensated by monetary damages alone. Accordingly, in addition to any other right or remedy to which Parent or Merger Sub may be entitled, at law or in equity, each shall be entitled to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

(o) Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(p) Further Assurances. From time to time, at any party’s request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be reasonably necessary or desirable to comply with such party’s obligations under this Agreement in the most expeditious manner reasonably practicable.

[Signature page follows.]

IN WITNESS WHEREOF, Parent, Merger Sub, Stockholder and the Company have caused this Agreement to be duly executed as of the day and year first above written.

PARENT:
BISHOP INFRASTRUCTURE II ACQUISITION COMPANY, INC.

By:	/s/ Gideon Johannes Van der Ploeg
Name:	Gideon Johannes Van der Ploeg
Title:	Chairman of the Board

MERGER SUB:
BISHOP INFRASTRUCTURE III ACQUISITION COMPANY, INC.

By:	/s/ Gideon Johannes Van der Ploeg
Name:	Gideon Johannes Van der Ploeg
Title:	Chairman of the Board

COMPANY:
WESTWAY GROUP, INC.

By:	/s/ Thomas A. Masilla Jr.
Name: Title:	Thomas A. Masilla Jr. CFO

IN WITNESS WHEREOF, Parent, Merger Sub, Stockholder and the Company have caused this Agreement to be duly executed as of the day and year first above written.

STOCKHOLDER:

By:	/s/ Francis P. Jenkins, Jr.
Name:	Francis P. Jenkins, Jr.

INDIVIDUALLY OWNED:

Shares Beneficially Owned by Stockholder

100	shares of Company Common Stock
200,000	Warrants to acquire shares of Company Common Stock

W.B. FARMS LLC:

Shares Beneficially Owned by Stockholder

101	shares of Company Common Stock
200,000	Warrants to acquire shares of Company Common Stock

SHERMEN CAPITAL PARTNERS:

Shares Beneficially Owned by Stockholder

101	shares of Company Common Stock
0	Warrants to acquire shares of Company Common Stock

FPJ PARTNERS:

Shares Beneficially Owned by Stockholder

295,499	shares of Company Common Stock
0	Warrants to acquire shares of Company Common Stock

SHERMEN WSC HOLDINGS LLC:

Shares Beneficially Owned by Stockholder

1,000,000	shares of Company Common Stock
0	Warrants to acquire shares of Company Common Stock

NTC & CO FBO FRANCIS JENKINS JR ROTH:

Shares Beneficially Owned by Stockholder

0	shares of Company Common Stock
542,857	Warrants to acquire shares of Company Common Stock